Exhibit 99.1
KIMBALL INTERNATIONAL, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2017 RESULTS —
Fourth Quarter Sales Up 4%; Adjusted Net Income Up 48%
JASPER, IN (August 2, 2017) - Kimball International, Inc. (NASDAQ: KBAL) today announced the following results for the quarter and fiscal year ended June 30, 2017:

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Fourth quarter revenue was $172.0 million, an increase of 4% over the prior year. Annually, net sales of $669.9 million increased 5% over the prior year, falling within our mid-term outlook of revenue growth in the mid-single digits.

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Fourth quarter operating income was $15.4 million, or 9.0% of net sales. Annually, GAAP operating income as a percent of net sales was 8.5%, and excluding a restructuring gain was 8.2%, falling within our mid-term outlook of 8% to 9%.

•	Fourth quarter net income was $10.6 million, a 68% increase over the prior year fourth quarter GAAP net income, or a 48% increase over prior year adjusted net income excluding restructuring.

•	Quarterly diluted earnings per share was $0.28.

•	Quarterly return on capital equaled 23.0%, the best in the industry, where public data is available.
Bob Schneider, Chairman and CEO, stated, “Our performance during the fourth quarter and fiscal year was at the high end of our expectations, with strong sales growth and improving operating income that reflect our customers' continued confidence in Kimball International. This marks the 16th consecutive quarter of year-over-year sales growth, with a significant portion of that growth being in new products with better margins. A 48% increase in adjusted net income on a 4% sales increase is incredible, and a testament to the hard work and dedication of our employees to improve results. We are entering fiscal year 2018 with a solid foundation to execute our strategies and take advantage of the many opportunities before us.”
Overview

Financial Highlights (Amounts in Thousands, Except Per Share Data)	Three Months Ended
	June 30, 2017	June 30, 2016	Percent Change
Net Sales	$171,983	$164,676	4%
Gross Profit	$57,808	$53,635	8%
Gross Profit %	33.6%	32.6%
Selling and Administrative Expenses	$42,413	$42,809	(1%)
Selling and Administrative Expenses %	24.6%	26.1%
Restructuring Expense	$0	$1,367
Operating Income	$15,395	$9,459	63%
Operating Income %	9.0%	5.7%
Adjusted Operating Income *	$15,395	$10,826	42%
Adjusted Operating Income % *	9.0%	6.6%
Net Income	$10,560	$6,275	68%
Adjusted Net Income *	$10,560	$7,135	48%
Diluted Earnings Per Share	$0.28	$0.17
Adjusted Diluted Earnings Per Share *	$0.28	$0.19
Adjusted Return on Capital *	23.0%	18.4%
Adjusted EBITDA *	$19,481	$14,750

* Items indicated represent Non-GAAP measurements. See “Reconciliation of Non-GAAP Financial Measures” below.

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The increase in net sales was driven by double digit increases in several vertical markets, including the finance vertical (up 37%) from an increased strategic focus on this market, the government vertical (up 29%) from new business activity in both federal and state governments, and the education vertical (up 18%) from a strong push during the peak educational buying season. Partially offsetting these increases were declines in the hospitality vertical (down 13%) due to a very strong prior year fourth quarter, and the healthcare vertical (down 9%) due to political uncertainty around replacement of the Affordable Care Act.

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Sales from new office furniture products introduced in the last three years increased 14% over the prior year fourth quarter. New product sales approximated 29% of total office furniture sales in both the current and prior year fourth quarters.

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Orders received during the fourth quarter of fiscal year 2017 were flat with the prior year fourth quarter, with increases in the education vertical (up 18%), the government vertical (up 11%), the finance vertical (up 9%), offsetting declines in the healthcare vertical (down 13%) and the commercial vertical (down 12%). Excluding the hospitality vertical, orders received by office furniture verticals declined 1% compared to the prior year fourth quarter. One of the Company’s brands implemented a price increase effective April 1st, which the Company believes had the effect of pulling orders into the third quarter that would have otherwise been received in the fourth quarter of the current year.  Excluding the estimated effect of the price increase, orders increased approximately 4% over the prior year fourth quarter, both on a consolidated basis and for the office furniture vertical markets.

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Fourth quarter gross profit as a percent of net sales improved 100 basis points over the prior year fourth quarter, due to leverage on higher sales volumes and cost savings initiatives, including operational productivity improvements and benefits from the Company's restructuring plan involving the transfer of metal fabrication production from Idaho into facilities in Indiana.

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Selling and administrative expenses in the fourth quarter of fiscal year 2017 decreased 150 basis points as a percent of net sales and decreased 1% in absolute dollars compared to the prior year fourth quarter. The decrease in selling and administrative expense was primarily driven by gains on the sale of land, reversal of bad debt reserves upon successful collection of notes, partially offset by increases in incentive compensation as a result of higher earnings levels.

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As a result of completing restructuring activities during the first quarter, including the sale of the Post Falls, Idaho facility and land, no restructuring costs were incurred during the fourth quarter of fiscal year 2017. Pre-tax restructuring expenses in the prior year fourth quarter were $1.4 million.

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Operating cash flow for the fourth quarter of fiscal year 2017 was $15.1 million compared to operating cash flow of $9.3 million in the fourth quarter of the prior year, an increase of $5.8 million. The increase was primarily driven by improved earnings during the current year quarter.

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The Company's balance in cash, cash equivalents, and short-term investments was $98.6 million at June 30, 2017, compared to June 30, 2016 cash and cash equivalents of $47.6 million. The increase was primarily driven by current year profitability, proceeds from the sale of the Post Falls building and land in August 2016 and other properties during the fiscal year, and improved conversion of working capital to cash, and was partially offset by the return of capital to share owners in the form of share repurchases and dividends totaling $15.4 million during fiscal year 2017.

Fiscal year 2017 net sales of $669.9 million increased 5% from fiscal year 2016 net sales of $635.1 million. Fiscal year 2017 operating income of $56.7 million increased 69% compared to fiscal year 2016 operating income of $33.5 million. Excluding restructuring, adjusted operating income for fiscal year 2017 was $54.8 million, an increase of 34% over fiscal year 2016 adjusted operating income of $40.8 million. Net Income for fiscal year 2017 was $37.5 million, or $0.99 per diluted share, compared to net income for fiscal year 2016 of $21.2 million, or $0.56 per diluted share. Excluding restructuring, adjusted net income for fiscal year 2017 was $36.4 million, or $0.96 per share, and adjusted net income for fiscal year 2016 was $25.7 million, or $0.68 per share.
Financial Targets
Mr. Schneider stated, “Since the spin-off of Electronics several years ago, we have set intermediate targets for improvement and have hit each of them. We are now updating our financial targets to reflect our latest strategies. Our sales growth target over the next two fiscal years is organic growth in the mid-single digits annually, which we estimate will enable us to reach operating income as a percent of sales between 9.5% and 10.5% in fiscal year 2019.  This target compares to fiscal year 2014, 2015, 2016, and 2017 adjusted pro forma operating income as a percent of sales, respectively, of 1.6%, 4.8%, 6.4%, and 8.2%. We expect our projected return on capital to continue to exceed 20%, which is among the best in the office furniture industry.”

The Company's financial targets assume that economic conditions do not significantly worsen, negatively affecting the industries which it serves.  It also does not include any potential impact to sales and earnings related to acquisitions or the government's review of our subcontract reporting process.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company's financial performance that excludes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, statement of comprehensive income, balance sheet, or statement of cash flows of the Company. The non-GAAP financial measures used within this release include (1) operating income excluding restructuring; (2) net income excluding restructuring; (3) diluted earnings per share excluding restructuring; (4) return on capital excluding restructuring; (5) EBITDA excluding restructuring; and (6) adjusted pro forma operating income as of percent of sales. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Reconciliation of Non-GAAP Financial Measures table below. Management believes it is useful for investors to understand how its core operations performed without gains and expenses related to executing its restructuring plans. Excluding these amounts allows investors to meaningfully trend, analyze, and benchmark the performance of the Company's core operations. Many of the Company's internal performance measures that management uses to make certain operating decisions exclude these items to enable meaningful trending of core operating metrics.
The orders received metric is a key performance indicator used to evaluate general sales trends and develop future operating plans. Orders received represent firm orders placed by our customers during the current quarter which are expected to be recognized as revenue during current or future quarters. The orders received metric is not intended to be presented as an alternative measure of revenue recognized in accordance with GAAP.
Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the risk that any projections or guidance, including revenues, margins, earnings, or any other financial results are not realized, the outcome of a governmental review of our subcontractor reporting practices, adverse changes in the global economic conditions, significant volume reductions from key contract customers, significant reduction in customer order patterns, financial stability of key customers and suppliers, and availability or cost of raw materials. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the fiscal year ended June 30, 2016 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast

Date:	August 3, 2017
Time:	11:00 AM Eastern Time
Dial-In #:	844-602-5643 (International Calls - 574-990-3014)
Pass Code:	Kimball
A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.
For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call.
About Kimball International, Inc.
Kimball International, Inc. creates design driven, innovative furnishings sold through our family of brands: Kimball Office, National Office Furniture, and Kimball Hospitality. Our diverse portfolio offers solutions for the workplace, learning, healing, and hospitality environments. Dedicated to our Guiding Principles, our values and integrity are evidenced by public recognition as a highly trusted company and an employer of choice. “We Build Success” by establishing long-term relationships with customers, employees, suppliers, share owners and the communities in which we operate. To learn more about Kimball International, Inc. (NASDAQ: KBAL), visit www.kimball.com.

Financial highlights for the fourth quarter and fiscal year ended June 30, 2017 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	June 30, 2017		June 30, 2016
Net Sales	$171,983	100.0%	$164,676	100.0%
Cost of Sales	114,175	66.4%	111,041	67.4%
Gross Profit	57,808	33.6%	53,635	32.6%
Selling and Administrative Expenses	42,413	24.6%	42,809	26.1%
Restructuring Expense	0	0.0%	1,367	0.8%
Operating Income	15,395	9.0%	9,459	5.7%
Other Income, net	456	0.2%	127	0.1%
Income Before Taxes on Income	15,851	9.2%	9,586	5.8%
Provision for Income Taxes	5,291	3.1%	3,311	2.0%
Net Income	$10,560	6.1%	$6,275	3.8%

Earnings Per Share of Common Stock:
Basic	$0.28		$0.17
Diluted	$0.28		$0.17

Average Number of Total Shares Outstanding:
Basic	37,261		37,473
Diluted	37,729		37,792

(Unaudited)	Fiscal Year Ended
(Amounts in Thousands, except per share data)	June 30, 2017		June 30, 2016
Net Sales	$669,934	100.0%	$635,102	100.0%
Cost of Sales	446,629	66.7%	431,298	67.9%
Gross Profit	223,305	33.3%	203,804	32.1%
Selling and Administrative Expenses	168,474	25.1%	162,979	25.6%
Restructuring (Gain) Expense	(1,832)	(0.3%)	7,328	1.2%
Operating Income	56,663	8.5%	33,497	5.3%
Other Income (Expense), net	1,355	0.2%	(107)	0.0%
Income Before Taxes on Income	58,018	8.7%	33,390	5.3%
Provision for Income Taxes	20,512	3.1%	12,234	2.0%
Net Income	$37,506	5.6%	$21,156	3.3%

Earnings Per Share of Common Stock:
Basic	$1.00		$0.56
Diluted	$0.99		$0.56

Average Number of Total Shares Outstanding:
Basic	37,334		37,462
Diluted	37,833		37,852

	(Unaudited)
Condensed Consolidated Balance Sheets	June 30, 2017	June 30, 2016
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$62,882	$47,576
Short-term investments	35,683	0
Receivables, net	53,909	51,710
Inventories	38,062	40,938
Prepaid expenses and other current assets	8,050	10,254
Assets held for sale	4,223	9,164
Property and Equipment, net	80,069	87,086
Intangible Assets, net	2,932	3,021
Deferred Tax Assets	14,487	12,790
Other Assets	13,450	11,031
Total Assets	$313,747	$273,570

LIABILITIES AND SHARE OWNERS' EQUITY
Current maturities of long-term debt	$27	$29
Accounts payable	44,730	41,826
Customer deposits	20,516	18,625
Sale-leaseback financing obligation	3,752	0
Dividends payable	2,296	2,103
Accrued expenses	49,018	44,292
Long-term debt, less current maturities	184	212
Other	17,020	16,615
Share Owners' Equity	176,204	149,868
Total Liabilities and Share Owners' Equity	$313,747	$273,570

Condensed Consolidated Statements of Cash Flows	Fiscal Year Ended
(Unaudited)	June 30,
(Amounts in Thousands)	2017	2016
Net Cash Flow provided by Operating Activities	$64,844	$49,352
Net Cash Flow used for Investing Activities	(36,176)	(16,883)
Net Cash Flow used for Financing Activities	(13,362)	(19,554)
Net Increase in Cash and Cash Equivalents	15,306	12,915
Cash and Cash Equivalents at Beginning of Period	47,576	34,661
Cash and Cash Equivalents at End of Period	$62,882	$47,576

Net Sales by End Market Vertical
	Three Months Ended			Fiscal Year Ended
(Unaudited)	June 30,			June 30,
(Amounts in Millions)	2017	2016	% Change	2017	2016	% Change
Commercial	$52.0	$50.5	3%	$203.6	$201.0	1%
Education	23.2	19.7	18%	77.9	68.7	13%
Finance	17.2	12.6	37%	68.0	59.6	14%
Government	23.1	17.9	29%	80.5	74.4	8%
Healthcare	19.2	21.2	(9%)	86.1	83.5	3%
Hospitality	37.2	42.8	(13%)	153.8	147.9	4%
Total Net Sales	$171.9	$164.7	4%	$669.9	$635.1	5%

Orders Received by End Market Vertical
	Three Months Ended			Fiscal Year Ended
(Unaudited)	June 30,			June 30,
(Amounts in Millions)	2017	2016	% Change	2017	2016	% Change
Commercial	$49.5	$56.4	(12%)	$212.1	$214.7	(1%)
Education	31.6	26.7	18%	84.6	75.2	13%
Finance	16.1	14.8	9%	68.8	61.6	12%
Government	24.3	21.8	11%	87.0	78.0	12%
Healthcare	20.2	23.2	(13%)	89.1	90.3	(1%)
Hospitality	33.9	33.5	1%	143.6	139.1	3%
Total Orders Received	$175.6	$176.4	0%	$685.2	$658.9	4%

At the beginning of fiscal year 2017 we redefined our vertical market reporting to better reflect the end markets that we serve. The largest shifts among vertical markets were sales to certain government-affiliated customers such as state universities, which were previously classified in the government vertical market and are now classified in the education vertical market.  Prior period information was estimated to reflect the new vertical market definitions on a comparable basis.

Supplementary Information
Components of Other Income (Expense), net	Three Months Ended		Fiscal Year Ended
(Unaudited)	June 30,		June 30,
(Amounts in Thousands)	2017	2016	2017	2016
Interest Income	$191	$55	$536	$275
Interest Expense	(22)	(5)	(37)	(22)
Foreign Currency Gain (Loss)	46	(5)	18	(17)
Gain (Loss) on Supplemental Employee Retirement Plan Investment	346	157	1,215	(13)
Other Non-Operating Expense	(105)	(75)	(377)	(330)
Other Income (Expense), net	$456	$127	$1,355	$(107)

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except per share data)

Operating Income excluding Restructuring
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2017	2016	2017	2016
Operating Income, as reported	$15,395	$9,459	$56,663	$33,497
Pre-tax Restructuring Expense (Gain)	0	1,367	(1,832)	7,328
Adjusted Operating Income	$15,395	$10,826	$54,831	$40,825

See Exhibit 99.2 Fourth Quarter and Fiscal Year 2017 Investor Presentation for a fiscal year 2014, 2015, 2016, and 2017 non-GAAP reconciliation of Adjusted Pro Forma Operating Income from Continuing Operations as a Percent of Net Sales.

Net Income excluding Restructuring
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net Income, as reported	$10,560	$6,275	$37,506	$21,156
Pre-tax Restructuring Expense (Gain)	0	1,367	(1,832)	7,328
Tax on Restructuring Expense (Gain)	0	(507)	713	(2,825)
After-tax Restructuring Expense (Income)	0	860	(1,119)	4,503
Adjusted Net Income	$10,560	$7,135	$36,387	$25,659

Diluted Earnings Per Share excluding Restructuring
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2017	2016	2017	2016
Diluted Earnings Per Share, as reported	$0.28	$0.17	$0.99	$0.56
After-tax Restructuring Expense (Gain)	0.00	0.02	(0.03)	0.12
Adjusted Diluted Earnings Per Share	$0.28	$0.19	$0.96	$0.68

Return on Capital excluding Restructuring
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2017	2016	2017	2016
Adjusted Operating Income — see non-GAAP reconciliation above	$15,395	$10,826	$54,831	$40,825
Median Effective Income Tax Rate for trailing four quarters	35.1%	37.3%	35.1%	37.3%
Median Income Tax Expense	5,404	4,038	19,246	15,228
Net Operating Profit After-Tax (NOPAT)	9,991	6,788	35,585	25,597
Average Capital *	173,776	147,421	165,138	145,941
Adjusted Return on Capital (annualized)	23.0%	18.4%	21.5%	17.5%
* Capital is defined as Total Equity plus Total Interest-Bearing Debt

Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) excluding Restructuring
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net Income	$10,560	$6,275	$37,506	$21,156
Provision for Income Taxes	5,291	3,311	20,512	12,234
Income Before Taxes on Income	15,851	9,586	58,018	33,390
Interest Expense	22	5	37	22
Interest Income	(191)	(55)	(536)	(275)
Depreciation and Amortization	3,799	3,847	15,553	14,996
Pre-tax Restructuring Expense (Gain)	0	1,367	(1,832)	7,328
Adjusted EBITDA	$19,481	$14,750	$71,240	$55,461